Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REXAHN PHARMACEUTICALS, INC.

Rexahn Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.             The name of the Corporation is Rexahn Pharmaceuticals, Inc.

2.             Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by replacing the first paragraph thereof with the following:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 85,000,000 shares of the par value of $.0001 each, of which 10,000,000 are to be of a class designated Preferred Stock (the “Preferred Stock”) and 75,000,000 shares of the par value of $.0001 each are to be of a class designated Common Stock (the “Common Stock”).

3.             This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.             This Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 30th day of August, 2018.

REXAHN PHARMACEUTICALS, INC.

By:	/s/ Peter Suzdak
Name:	Peter Suzdak
Title:	Chief Executive Officer